EXHIBIT 10.1

August 7, 2017

Lissette Esposito Orange Care Group 14750

NW 77 Ct. Suite 308

Miami Lakes, FL 33016

Re: Management Services Agreement

This letter agreement (“Letter”) is intended to set forth our mutual agreement with respect to an arrangement pursuant to which Medical Innovation Holdings, Inc. (“MANAGER / MIHI”) will provide Information Technology management services to practices enrolled in Orange Care Group’s Accountable Care Organizations, including Total Care ACO, LLC d/b/a Orange Accountable Care of New York, Orange Accountable Care of New Jersey, LLC, Orange Accountable Care of Texas, LLC, Orange Accountable Care of South Florida, LLC or Orange Accountable Care Organization of South Florida, LLC (collectively known as “ACO”).

It is the understanding of the parties to this Letter that the products and services which Manager will provide to providers, practices and physicians that are members of the ACO (“ACO Participants”) will support the ACO’s mission of Advancing Care Information in connection with the provision of healthcare services by such ACO Participants to their patients who are Medicare beneficiaries.

PROPOSED AGREEMENT:

1. Engagement; Management Services

Manager seeks to provide and manage certain telemedicine events, remote diagnostics and medical device development to and for ACO Participants and provide these services listed on Exhibit A attached hereto (the “Services”). Manager shall provide the Services in accordance with the terms of this Letter.

A. Manager shall provide the Services in compliance with all applicable federal, state and local statutes, regulations and ordinances, and shall not take any action that would constitute a violation by Manager or by Orange Care Group of any such statute, regulation orordinance.

B. All Management Services provided by Manager shall be provided with prior approval by and in consultation with Lissette Esposito or her designee(s).

C. All Management Services provided by Manager are on an at-will election basis by provider, practice, or physician only. Orange Care Group will make its best efforts to support Manager’s services but makes no guarantees that any of its practices, providers, or physicians enrolled in the ACO will elect Manager’s services. Orange Care Group will make a determination of providers, practices, or physicians that may benefit from Manager’s services listed in Exhibit A and inform Manager of these providers. Contractual obligations of elected services, if any, will be directly with the electing provider, practice, or physician only.

2. Compensation.

As compensation for all Services provided by Manager pursuant to this Letter, Orange Care Group will pay Manager compensation in accordance with Exhibit B attached hereto. The parties acknowledge and agree that the compensation provided for in this Agreement was determined based on arm’s length negotiations between the parties, that such compensation is consistent with the fair market value of the Services to be provided by Manager, and such compensation has not been determined in a manner that takes into account the volume or value of any referrals or business otherwise generated between the parties.

3. Term andTermination.

A. Term and Termination. The term of the arrangement contemplated by this Letter shall commence on the Effective Date hereof, and to insure the proper implementation procedures by the Manager, the term will not be less than five (5) months with, at the end of such five-month period, an option to renew for a term of not less than one (1)year.

B. Termination. This Agreement may be terminated at any time by either party with or without cause.

C. Effect of Termination. Upon termination of this Agreement for any reason, except for any other obligations of the parties which expressly survive termination of this Agreement, including but not limited to the obligations set forth in Section 4 immediately below, neither party shall have any further obligation to the other party.

4. Confidential Information.

A. Definition of Confidential Information. “Confidential Information,” as used in this Agreement, means any and all confidential and/or proprietary information regarding either party, including, without limitation, policy/procedure manuals, forms, documents, financial information regarding either party, patient information, marketing materials and/or information, referral sources, and other information relating to the Services or to the operation of the ACO, which information has been provided by Manager to Orange Care Group, or by Orange Care Group to Manager, whether disclosed orally, in writing, or through any other medium. Notwithstanding anything to the contrary in the immediately foregoing sentence, no such information or items shall constitute “Confidential Information” to the extent that such materials or information were or become generally available to the public other than as a result of a disclosure by or through the disclosingparty.

B. Non-Disclosure and Non-Use of Confidential Information. Neither party shall, at any time, directly or indirectly, without the prior written consent of the other party (i) communicate, disclose, disseminate or publish in any form whatsoever the other party’s Confidential Information or any portion thereof; (ii) aid any other person in the communication, disclosure, dissemination or publication of the other party’s Confidential Information; or (iii) use the other party’s Confidential Information, except for or in connection with the management and operation of theACO.

C. Confidential Information Required to be Disclosed by Law. Notwithstanding any other provision in this Agreement (i) in the event that either party or any of its representatives is required by law, regulation, legal or regulatory process, court order, or other governmental requirement (each a “Governmental Requirement”) to disclose any Confidential Information of the other party, such first party shall, to the extent permitted by law, provide such other party with notice of any such request or requirement so that such other party may seek a protective order or other appropriate remedy (and the first party will reasonably cooperate with the other party in such efforts, at such other party’s request and expense) or waive compliance with the provisions of this Agreement and (ii) if, in the absence of a protective order or other remedy or the receipt of a waiver from such other party, such first party or its representative, as applicable, is advised by legal counsel that it is nonetheless required to disclose Confidential Information, such first party or its representative, as applicable, may, without liability under this Agreement, disclose only that portion of the Confidential Information required to be so disclosed (provided that such first party will cooperate with such other party, at such other party’s request, to obtain assurance that confidential treatment will be accorded such disclosedinformation).

5. Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the sameinstrument.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

MANAGER:

Medical Innovation Holdings, Inc.

By	: /s/Arturo “Jake” Sanchez
Arturo “Jake” Sanchez, President,

CEO and director
ACO:Orange Care Group

By:	/s/Lissette Esposito
Lissette Esposito

Exhibit A

MANAGEMENT SERVICES

LIST OF SERVICES FURNISHED TO ACO PARTICIPANTS

1.	Equipment: assessment and management of equipment needs at elected practice: leasing equipment to practice. Information Technology: assessing and strategic planning regarding IT and telemedicine events, remote diagnostics and medical device development at elected practice

2.	Implementation; server maintenance; network management; providing, monitoring, and training on EHR systems and practice management software; providing, implementing, integrating, and updating hardware, software; providing IT personnel and support; providing billing systems; providing helpdesk; data conversion; document management and scanning at elected practice

3.	Compliance: preparing, implementing, and monitoring policies for compliance with requirements such as fraud and abuse, HIPAA Privacy and Security, disaster planning, CLIA, OSHA, FMLA, and state statutes and regulations at elected practice

Exhibit B

COMPENSATION

Compensation for the Services provided by Manager pursuant to this Agreement is according to the following schedule:

●	A fifty thousand dollar ($50,000.00) set up fee will be paid to MIHI by Orange Care Group upon signing of this Agreement by Orange Care Group. Such fee shall be used by MIHI to initiate performance of the services listed in Exhibit A.

●	MIHI shall charge ACO providers, practices and physicians who elect to purchase any of the products and services being provided by MIHI a twenty percent (20%) service fee on a cost plus basis of Fair Market Value for any fee for service. This fee will be subject to negotiation by MIHI with Orange Care Group, its providers, practices and physicians.